                                  ATTACHMENT A

      Herbert Smilowitz has directly and indirectly become the beneficial owner of in excess of 5% of the Common Stock of Electronic Clearing House, Inc. ("ECHO") through a series of transactions as set forth below:

                              Common Stock & Shares
                       (may be deemed beneficially owned)

Transaction       Herbert Smilowitz       Allied Building         Family/
Date                                      Products Savings        Purchases
                                          and Investment
                                          Plan
Prior to
12/28/94                                                             40,000

12/28/94          150,000(1)               450,000(2)
1/4/95                                      62,000(3)
1/18/95                                     38,000(3)
2/23/96            50,000(4)               150,000(5)
6/6/97             50,000(6)                                        175,000(6)


1. Acquired through a $50,000 loan to ECHO which included interest at 12% paid quarterly and carried conversion rights to 100,000 shares of Common Stock at $.50 per share and included warrants for 50,000 shares of Common Stock at $.50 per share exercisable by December 28, 1999.

2. Same loan program as in 1 above with $150,000 loan with conversion rights to 300,000 shares of Common Stock at $.50 per share and warrants for 150,000 shares at $.50 per share exercisable by December 28, 1999.

3.    Share Purchase.

4. Consideration for the extension of the loan in #1 above was an additional 25,000 warrants at $.40 per share expiring February 23, 1999 and lowering the exercise of the warrants and the conversion price to $.40 per share.

5. Consideration for the extension of the loan in #2 above was an additional 75,000 warrants at $.40 per share expiring February 23, 1999 and lowering the exercise of warrants and the conversion price to $.40 per share (resulting in an additional 75,000 shares).

6. Purchased in a private transaction of Series K Preferred Stock each share of which is convertible to 4 shares of Common Stock. Purchase was 12,500 shares at $4.00 per share for Herbert Smilowitz and 43,750 shares at $4.00 for Family Purchases. These are convertible to 50,000 and 175,000 shares of Common Stock respectively.




                                        7